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                                                                    EXHIBIT 10.1

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     AMENDED AND RESTATED EMPLOYMENT AGREEMENT made and entered into by and between Littelfuse, Inc. (the "COMPANY") and Gordon Hunter (the "EXECUTIVE") as of the 31st day of December, 2007 (the "EFFECTIVE DATE"). All terms not otherwise defined elsewhere herein shall have the meaning set forth in Section 13 hereof.

     WHEREAS, the operations of the Company and its Affiliates are a complex matter regarding direction and leadership in a variety of arenas, including financial, strategic planning, manufacturing, sales, human resources, regulatory, customer relations and others;

     WHEREAS, the Executive is possessed of certain experience and expertise that qualify the Executive to provide the direction and leadership required by the Company and its Affiliates; and

     WHEREAS, the Company and the Executive have previously entered into an Employment Agreement, dated as of May 1, 2006 (the "Original Agreement") providing for the continued employment of the Executive as Chairman, Chief Executive Officer and President of the Company; and

     WHEREAS, the Company and the Executive now wish to amend and restate the Original Agreement in order to comply with the requirements of Section 409A of the Internal Revenue Code (the "Code"), and the final regulations issued to implement said requirements ("Section 409A");

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree that the Original Agreement is amended and restated on the terms and conditions set forth below, which shall entirely supersede the terms and conditions of the Original Agreement:

1. EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts continued employment.

2. TERM. The term of Executive's employment under this Agreement shall commence on May 1, 2006 and shall end on the first date on which the term is terminated pursuant to Section 5 hereof. The term of this Agreement is hereafter referred to as "THE TERM OF THIS AGREEMENT" or "THE TERM HEREOF."

3. CAPACITY AND PERFORMANCE.

     (a) During the term hereof, the Executive shall serve the Company as its Chairman, Chief Executive Officer and President. In addition, and without further compensation, the Executive shall serve as an officer of one or more of the Company's Affiliates if so elected or appointed from time to time. During the

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          term hereof, if elected or appointed, Executive shall serve as a member of the Board of Directors of the Company (the "BOARD"). Upon cessation of employment with the Company, Executive shall offer to resign as a member of the Board.

     (b) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities and have the authority of Executive's position and such other duties, responsibilities and authority on behalf of the Company and its Affiliates, reasonably consistent with Executive's position, as may be reasonably designated from time to time by the Board or by its designees. Executive's duties, responsibilities and authority shall be commensurate with the duties, responsibilities and authority of similarly positioned executives of similar businesses of similar size in the United States. During the term, Executive shall report to the Board.

     (c) During the term hereof, the Executive shall devote Executive's full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of Executive's duties and responsibilities to them. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in writing in advance by the Board. The foregoing restriction, however, shall not be interpreted to prohibit the Executive from (i) involvement in any charitable or community activities or organizations (including, without limitation, participation in industry trade groups) or (ii) serving on the board of directors of up to one (1) non-competing, for-profit business enterprise without the prior approval in writing in advance by the Board, that does not give rise to a conflict of interest and that does not materially interfere with Executive's ability to perform Executive's duties and responsibilities under this Agreement.

     (d) Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and its Affiliates and to do no act which would, directly or indirectly, injure the Company and/or its Affiliates' business, interests or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company and/or its Affiliates, involves a possible conflict of interest. In keeping with Executive's fiduciary duties to the Company and its Affiliates, Executive agrees that Executive shall not knowingly become involved in a conflict of interest with the Company and/or its Affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Executive shall not engage in any activity that is reasonably likely to involve a possible conflict of interest without first obtaining written approval in accordance with the Company's conflict of interest policy and procedures.


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     (e)  The duties and responsibilities to be performed by the Executive shall be performed primarily at the Company's Des Plaines, Illinois headquarters offices, subject to reasonable travel requirements on behalf of the Company consistent with the nature of Executive's duties and responsibilities.

4. COMPENSATION AND BENEFITS. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive's duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

     (a) BASE SALARY. During the term hereof, the Company will pay the Executive a base salary at the rate of Five Hundred Twenty-Five Thousand Dollars ($525,000.00) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to annual review and to increase, but not decrease, from time to time by the Board in its discretion. Such base salary, as from time to time in effect, is hereafter referred to as the "BASE SALARY."

     (b) INCENTIVE COMPENSATION. For fiscal year 2006 and each fiscal year thereafter, the Executive will be eligible to receive an annual incentive bonus with a target bonus of fifty percent (50%) of the Base Salary, based on performance against and payable in accordance with the Company's management incentive plan for such fiscal year, and subject to a maximum opportunity of 100% of Base Salary for superior performance; provided that, either (i) the Executive must be employed by the Company hereunder on the last day of the fiscal year and must not have given nor received notice of termination under Section 5(c) or (f) hereunder in order to be eligible to receive such bonus, or
          (ii) the Executive must have been terminated pursuant to Section 5(a),
          (b), (d) or (e) in order to be eligible to receive such bonus pro-rated for the partial term of service for the fiscal year ending on the date of termination. Except as otherwise provided in this Agreement, the amount of any incentive bonus earned by the Executive hereunder shall be determined by the Board (or such designated committee), based on its assessment, in the exercise of its discretion, of performance against established goals in accordance with such annual management incentive plan.

     (c) LONG TERM INCENTIVES. Executive shall be eligible to receive such annual stock option, restricted share or other incentive grants/awards ("LONG TERM INCENTIVES") as may be determined by the Board in its discretion.

     (d) VACATIONS. During the term hereof, the Executive shall be entitled to earn four (4) weeks of vacation per fiscal year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

     (e) EMPLOYEE BENEFITS. During the term hereof and subject to any contribution therefor generally required of senior level executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans


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          from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive by this Agreement. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

     (f) BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of Executive's duties and responsibilities hereunder during the term hereof, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified in advance by the Company from time to time.

     (g) PERQUISITES. During the term hereof, the Company will provide the Executive with the following perquisites:

          i. Automobile. The Company shall provide Executive with an automobile in accordance with the Company's automobile policy for executives.

          ii. Home Office. On behalf of the Executive, the Company will provide and maintain a home office computer, facsimile, telephone and required access line(s).

          iii. Financial Planning. The Company shall pay or reimburse Executive for up to Fifteen Thousand Dollars ($15,000.00) per fiscal year for financial planning and tax counseling services.

          iv. Legal Fees. The Company shall pay or reimburse Executive for the reasonable legal fees incurred by Executive attendant to the development of this Agreement, up to a maximum of Five Thousand Dollars ($5,000.00).

5. TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS. The term of this Agreement shall end and the Executive's employment hereunder shall terminate upon the first to occur of the following circumstances:

     (a) DEATH. In the event of the Executive's death during the term hereof, the Executive's employment hereunder shall immediately and automatically terminate. In such event, the Company will pay or provide to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to Executive's estate:

          i. the Base Salary earned but not paid through the date of termination.

          ii. any vacation time earned but not used through the date of termination.


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          iii. any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable under Company policy,

          iv. if the date of termination occurs after the end of a fiscal year and prior to the payment of the incentive compensation award (as described in paragraph 4(b)) for such prior fiscal year, payment of any earned incentive compensation award will be made at the regularly scheduled time,

          v. any vested benefits under the Company's employee benefits plans, and

          vi. any benefit continuation and/or conversion rights under the Company's employee benefits plans,

          (all of the foregoing, "ACCRUED BENEFITS"). In addition to the Accrued Benefits, the Company shall pay to the Executive's estate the award under Section 4(b) for the performance period in which the date of termination occurs, based on actual performance for the entire period; provided, however, that such award shall be subject to a pro-rata reduction to reflect the portion of the performance period following the date of termination, and with payment to be made at the regularly scheduled time for payment of such amounts to executives of the Company. Except as otherwise specifically set forth in this Agreement, any Long Term Incentives, or as required by law, the Company shall have no further obligation to the Executive.

     (b)  DISABILITY.

          i. The Company may terminate the Executive's employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during Executive's employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to substantially perform Executive's duties and responsibilities hereunder, with or without reasonable accommodation, for one hundred eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, except as otherwise specifically set forth in this Agreement, any Long Term Incentives, or as required by law, the Company shall have no further obligation to the Executive, other than for payment of the Accrued Benefits. In addition to the Accrued Benefits, the Company shall pay to the Executive or the Executive's duly appointed guardian the award under Section 4(b) for the performance period in which the date of termination occurs, based on actual performance for the entire period; provided, however, that such award shall be subject to a pro-rata reduction to reflect the portion of the performance period following the date of


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               termination, and with payment to be made at the regularly
               scheduled time for payment of such amounts to executives of the Company.

          ii. The Board may designate another employee or a Board member to act in the Executive's place during any period of the Executive's disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with
               Section 4(a), perquisites in accordance with Section 4(g), and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the applicable employee benefit plans, until the Executive becomes eligible for disability income benefits under the Company's disability income plan or until the termination of Executive's employment, whichever shall first occur. While receiving disability income payments under the Company's disability income plan, the Executive shall be entitled to receive any Base Salary under Section 4(a) hereof, reduced by the amount of any disability benefits paid for the same period of time, and shall continue to participate in perquisites in accordance with Section 4(g) and Company employee benefit plans in accordance with Section 4(e) and the terms of such plans, until the termination of Executive's employment.

          iii. If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to substantially perform Executive's duties and responsibilities hereunder, with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or Executive's duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company's determination of the issue shall be binding on the Executive.

     (c) BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute "CAUSE" for termination: (i) the Executive's willful failure to perform in accordance with the direction of the Board (other than by reason of disability), or gross negligence in the performance of, Executive's material duties and responsibilities to the Company or any of its Affiliates; (ii) the Executive's breach of any of Executive's obligations under Section 3(d), 7, 8 or 9 of this Agreement; (iii) conviction of the Executive of, or the Executive's plea of guilty or no contest to, a felony; (iv) conduct by the Executive that constitutes fraud, gross negligence or gross misconduct that results in material harm to the Company; (v) other conduct by the Executive that is, or could reasonably be expected to be, materially harmful to the Company or any of its Affiliates; or (vi) a material breach of this Agreement by


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          Executive not cured to the reasonable satisfaction of the Board within thirty (30) days after written notice to Executive of such material breach. Upon the giving of notice of termination of the Executive's employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for the Accrued Benefits; provided, however, that the Executive shall be reinstated if within ten (10) business days following termination for Cause the Executive can demonstrate to the Board, and the Board in its sole discretion agrees that there was no reasonable basis for termination of the Executive for Cause.

     (d) BY THE COMPANY OTHER THAN FOR CAUSE. The Company may terminate the Executive's employment hereunder other than for Cause at any time upon sixty (60) days' notice to the Executive. During such sixty (60) day notice period, the Company may require that the Executive cease performing some or all of Executive's duties and responsibilities and/or not be present at any or all time(s) at the Company's headquarters offices and/or other facilities. In the event of such termination, the following provisions shall apply:

          i. In addition to the Accrued Benefits, the Company shall, subject to the remaining provisions of this Section 5(d):

               A. until the conclusion of a period of twelve (12) months following the date of termination of the Executive's employment hereunder, (1) continue to pay the Executive the Base Salary at the rate in effect on the date of termination and (2) pay the Executive an amount equal to the Section 4(b) annual incentive bonus at target payable in equal installments at the same time Base Salary hereunder is paid (each such payment being hereinafter referred to as a "Severance Payment");

               B. if Executive elects to exercise his COBRA continuation rights to continue his Company sponsored group health and dental plan benefits, subject to any employee contribution generally applicable to senior level executives actively employed by the Company, continue to contribute to the premium cost of the Executive's participation, and that of Executive's eligible dependents, in the Company's group health and dental plans, provided that the Executive and such dependents are entitled to continue such participation under applicable law and plan terms, but not to exceed twelve (12) months;

               C. pay to the Executive the award under Section 4(b) for the performance period in which the date of termination occurs, based on actual performance for the entire period; provided, however, that such award shall be subject to a pro-rata reduction to reflect the portion of the performance period following the date of termination, and with payment to be made at the regularly


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                    scheduled time for payment of such amounts to executives of the Company;

               D. subject to any employee contribution generally applicable to senior level executives actively employed by the Company, continue to contribute to the premium cost of the Executive's participation in the Company's group life insurance plan, provided that the Executive is entitled to continue such participation under applicable law and plan terms, but not to exceed twelve (12) months; and

               E. pay for costs and expenses of outplacement services selected by the Executive and reasonably acceptable to the Company, up to a maximum cost to the Company of Twenty-Five Thousand Dollars ($25,000.00) with payment to be made by the Company to the outplacement vendor upon the submission to the Company of documentation reasonably satisfactory to the Company evidencing the incurrence of such costs and expenses within sixty (60) days following Executive's date of termination.

          ii. Any obligation of the Company to the Executive hereunder is conditioned, however, (A) upon the Executive signing a waiver and release of claims agreement in a form utilized by the Company for senior level executives of the Company (the "EMPLOYEE RELEASE") within twenty-one days (or such greater period as the Company may specify) following the later of the date on which the Executive (or, in the case of termination by the Executive for Good Reason, the Company) receives notice of termination of employment or the date the Executive receives a copy of the Employee Release, (B) upon the Executive not revoking the Employee Release in a timely manner thereafter, and (C) upon the Executive meeting Executive's obligations under Section 6(c) hereof. The Employee Release shall be furnished to Executive as soon as practical after the date on which the Company or the Executive receives the notice of termination, but in no event later than the latest date that will insure that the revocation period referred to above will expire not later than March 1 of the year following the year in which the Executive's employment is terminated, and upon the effective date of the Employee Release, all Severance Payments that would have been paid on payroll dates since the date of termination shall be paid to the Executive in a lump sum.

          iii. In order to satisfy the requirements of Section 409A, the following shall apply to the time of payment of the Severance
               Payments:

               A. Each Severance Payment shall be treated as a separate payment for purposes of Section 409A.


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               B.   The aggregate amount of all Severance Payments, if any,
                    payable after March 15 of the year following the year that includes the termination date(the "Short Term Deferral Date"), but before the date that is six months after the termination date (the "Six Month Date") (such period of time being hereinafter referred to as the "409A Limitation Period") shall not exceed two times the lesser of (1) the Base Salary on the last day of the year immediately preceding the year that includes the termination date or (2) the limit in effect under Section 401(a)(17) of the Code during the year that includes the termination date (the "409A Limit"). For avoidance of doubt, if the Six Month Date occurs before the Short Term Deferral Date, there shall be no 409A Limitation Period and the provisions of this Section 5(d)(iii)(B) and Section 5(d)(iii)(C) shall not apply.

               C. To the extent the sum of the Severance Payments payable during the 409A Limitation Period would otherwise exceed the 409A Limit, such payments shall be reduced, in reverse order of payment, to the extent necessary so that the sum does not exceed the 409A Limit, and the amount by which the Severance Payments are reduced will be paid to Executive in a lump sum, without interest, six months after the termination date. However, if Executive dies during such period, the 409A Limit shall not apply to payments to the Executive's beneficiary (and the amount by which any payments to the Executive were reduced shall be paid to the beneficiary as soon as practical after Executive's death.).

               D. All Severance Payments other than Severance Payments that either (1) are paid before the Short Term Deferral Date, or
                    (2) are paid after the Short Term Deferral Date but do not exceed in the aggregate the 409A Limit (whether or not the provisions of Section 5(d)(iii)(B) and (C) apply), are hereinafter referred to as "409A Severance Payments." 409A Severance Payments are considered deferred compensation subject to Section 409A, and such payment shall in no event be paid at a time other than that provided in Section 5(d)(i), as modified by Section 5(d)(iii)(C), if applicable. For this purpose, Severance Payments paid after the Short Term Deferral Date shall not be considered 409A Severance Payments until the cumulative total of such Severance Payments, in chronological order of payment, exceeds the 409A Limit. The Severance Payment that causes the cumulative total of such Severance Payments to exceed the 409A Limit shall be considered a 409A Severance Payments to the extent of such excess, and all subsequent Severance Payments shall be 409A Severance Payments.


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          iv.  Notwithstanding the provisions of this Section 5(d), however, in the event that, within a reasonable time (which time shall not exceed ninety (90) days) following termination of the Executive's employment by the Company hereunder, the Board determines in good faith that circumstances existed which would have constituted a basis for termination of the Executive's employment for Cause, the Executive's employment will be deemed to have been terminated for Cause in accordance with Section 5(c) hereof.

     (e) BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate Executive's employment hereunder for Good Reason, upon notice to the Board setting forth in reasonable detail the nature of such Good Reason. The following shall constitute "GOOD REASON" for termination by the Executive: (i) a material breach of the Agreement by the Company not cured within thirty (30) days after written notice by the Executive to the Company, or (ii) without Executive's written consent:
          (A) any change in title or any material diminution of Executive's duties or authority, (B) assignment of duties materially inconsistent with Executive's duties in effect on the Effective Date, (C) any change in the reporting structure, or (D) any requirement that Executive relocate his principal residence as in effect on the Effective Date or office other than at the Company's headquarters offices. In the event of termination in accordance with this Section 5(e), the Executive will be entitled to the same pay and benefits Executive would have been entitled to receive had the Executive's employment been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided, that the Executive satisfies all conditions to such entitlement, including without limitation the signing of an effective Employee Release and meeting Executive's obligations under Section 6(c) hereof. It is agreed and understood that Good Reason shall cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or Executive's reasonable knowledge thereof, unless the Executive has given the Board written notice thereof prior to such date.

     (f) BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. The Executive may terminate Executive's employment hereunder at any time upon sixty (60) days' prior written notice to the Board. In the event of termination by the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive the Base Salary for the notice period or for any remaining portion of the period. The Company shall have no further obligation to the Executive, other than for the Accrued Benefits due to Executive.

     (g) CHANGE OF CONTROL. The Executive shall be covered under the Company's Change of Control Employment Agreement as in effect from time to time during the term of this Agreement. Any amounts and/or benefits payable, paid or provided to the Executive under such Change of Control Employment Agreement shall be in lieu of and not in addition to amounts and/or benefits payable or provided under this Agreement. This Agreement is not intended to preclude


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          amounts and/or benefits payable under the Change of Control Employment
          Agreement should the events described therein occur.

     (h) DEFINITION OF TERMINATION OF EMPLOYMENT. For all purposes of this Agreement, the Executive's employment shall be considered to have been terminated if, and only if, the Executive has incurred a separation from service with the Company as defined in Section 409A. By way of illustration, and without limiting the generality of the foregoing, the following principals shall apply:

          i. The Executive shall not be considered to have separated from service so long as the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Company under an applicable statute or by contract.

          ii. Regardless of whether his employment has been formally terminated, the Executive will be considered to have separated from service as of the date it is reasonably anticipated that no further services will be performed by the Executive for the Company, or that the level of bona fide services the Executive will perform after such date will permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if the Executive has been employed for less than 36 months). For purposes of the preceding test, during any paid leave of absence the Executive shall be considered to have been performing services at the level commensurate with the amount of compensation received, and unpaid leaves of absence shall be disregarded.

          iii. For purposes of determining whether the Executive has separated from service, all services provided for the Company, or for any other entity that is part of a controlled group that includes the Company as defined in Section 414(b) or (c) of the Code, shall be taken into account, whether provided as an employee or as a consultant or other independent contractor; provided that the Executive shall not be considered to have not separated from service solely by reason of service as a non-employee director of the Company or any other such entity.

     (i) COMPLIANCE WITH SECTION 409A. The provisions of this Section 5 are intended to comply with the requirements of Section 409A and shall be so interpreted and administered. To the maximum extent possible, the provisions of this Section 5 shall be construed in such a manner that no amounts payable to the Executive are subject to the additional tax and interest provided in Section 409(a)(1)(B) of the Code.

6. EFFECT OF TERMINATION. The provisions of this Section 6 shall apply to termination pursuant to Section 5 or otherwise.


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     (a)  The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(b)-(f) hereof.

     (b) Except for group health and dental plan coverage and group life insurance coverage continued pursuant to Section 5(d) or 5(e) hereof, benefits shall terminate pursuant to the terms of the applicable employee benefit plans based on the date of termination of the Executive's employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination. Executive shall be afforded such benefit continuation and/or conversion rights as required by law or the Company's benefits plans.

     (c) The Executive agrees that if, on the date Executive's employment with the Company terminates, howsoever caused, the Executive is a member of the Board or of the board of directors of any of the Affiliates or holds any position or office with the Company or any of the Affiliates, the termination shall constitute Executive's offer of resignation from all such memberships, positions and offices, effective as of the date of termination of Executive's employment and Executive agrees to execute confirmation of any such resignations requested by the Company.

     (d) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other, surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof is expressly conditioned upon the Executive's continued full performance of obligations under Sections 7, 8 and 9 hereof.

7. CONFIDENTIAL INFORMATION, RETURN OF DOCUMENTS AND PROPERTY, CONTINUED COOPERATION, AND NONDISPARAGEMENT.

     (a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of Executive's duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to Executive's employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after Executive's employment terminates, regardless of the reason for such termination.

     (b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the "DOCUMENTS"), whether or not prepared by the Executive, and any tangible property of the Company furnished to the Executive, including, but not limited to, computers, personal digital assistants, credit cards, and identification cards, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and tangible property of the Company and shall surrender to the Company at the time Executive's employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents and other tangible property of the Company then in the Executive's possession or control.

     (c) During the term hereof and for a reasonable period thereafter (but not less than twelve (12) months following termination of Executive's employment), the Executive agrees to cooperate with the Company with respect to all matters arising during or related to Executive's employment, including without limitation cooperation in connection with any litigation or governmental investigation or regulatory or other proceeding which may have arisen or which may arise following the execution of this Agreement. As part of the cooperation agreed to herein, the Executive shall provide complete and truthful information to the Company and its attorneys with respect to any matter arising during or related to Executive's employment. Further, the Executive shall be available to meet with Company personnel and the Company's attorneys and shall provide to the Company and its attorneys any and all documentary or other physical evidence pertinent to any such matter; and, at the Company's request upon reasonable notice, the Executive shall travel to such places as the Company may specify (for which the Company will reimburse Executive for reasonable travel and lodging expenses) and provide such complete and truthful information and evidence to parties whom the Company may specify. Further, upon the oral request of the Company or its attorneys, the Executive shall testify, truthfully and accurately, to any such matter in any civil case to which the Company is a party or in connection with any investigation or regulatory or other proceeding relating to the Company or its activities. To the extent legally permissible, the Executive shall promptly notify the Board, within two business days, of Executive's receipt from any third party or governmental entity of a request for testimony and/or documents, whether by legal process or otherwise, relating to any matter arising during or relating to Executive's employment. Except as otherwise expressly provided herein, the Executive shall not charge the Company for Executive's compliance with obligations under this Section 7(c), but shall be reimbursed for all reasonable and documented out of pocket expenses incurred at the request of the Company. The Executive's compliance with this Section 7(c) shall be reasonably requested by the Company, so, where practicable, to minimize interference with the Executive's then current employment. In the event the Executive can demonstrate loss of base salary from the Executive's full-time employer during any period of time the Executive is complying with this Section 7(c), the Company will compensate the Executive for Executive's reasonable time at an amount to be then agreed upon between the Company and the Executive.

     (d) During the term hereof and thereafter, the Executive agrees that the Executive shall not take any actions or make any statements to the public, current, former or future Company employees, prospective future employers, the media, or any other third party whatsoever that disparages or reflects negatively upon the Company and its Affiliates, and its and their directors, officers, or employees. The Company agrees following the end of the term the Company shall instruct its senior officers and members of the Board not to take any actions or make any statements to the public, media, or any other third party whatsoever that disparages or reflects negatively upon the Executive. Notwithstanding the foregoing provisions of this Section 7(d), nothing herein shall prevent the Company and its Affiliates, and its and their directors, officers and employees or the Executive from responding truthfully to any information requests or questions posed in any formal or informal legal, regulatory, administrative or other proceedings involving any court, tribunal or governmental body or agency or as otherwise required by law.

8. ASSIGNMENT OF RIGHTS TO INTELLECTUAL PROPERTY.

     (a) The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive's full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents. copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations, but shall be reimbursed for all reasonable and documented out of pocket expenses incurred at the request of the Company. All copyrightable works that the Executive creates shall be considered "work made for hire".

     (b) As used in this Agreement, "INTELLECTUAL PROPERTY" means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by the Executive solely or jointly with others, during Executive's employment by the Company, provided, however, notice is hereby provided that, in accordance with Illinois law (765 Ill. Comp. Stat. 1060/2), the term "Intellectual Property" shall not apply to any invention that the Executive develops entirely on Executive's own time and without using the equipment, supplies, facilities or trade secret information of the Company, unless (i) such invention relates to the business of the Company or to the actual or demonstrably anticipated research or development of the Company or (ii) the invention results from any work performed by the Executive for the Company.

9. RESTRICTED ACTIVITIES. The Executive agrees that some restrictions on Executive's activities during and after Executive's employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

     (a) While the Executive is employed by the Company and for the period of twelve (12) months immediately following Executive's employment by the Company (in the aggregate, with the period of Executive's employment, the "NON-COMPETITION PERIOD"), the Executive shall, not, directly or indirectly, whether as owner, partner, investor, consultant, agent, executive or managerial employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within the United States, Europe or Asia or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive's employment. Restricted activity includes without limitation. providing services, directly or indirectly, with or without compensation, whether as an executive or managerial employee, independent contractor, officer, director or otherwise, to any Person who does, or has plans to become. a competitor of the business of the Company or any of its Affiliates. For the purposes of this Section 9, the business of the Company and its Affiliates shall include all Products and the Executive's undertaking shall encompass all items. products and services that may be used in substitution for Products. The foregoing restrictions shall not preclude the Executive from retaining or making passive investment interests of less than two percent (2%) in corporations whose stock is registered under the Securities Exchange Act of 1934, as amended.

     (b) The Executive agrees that, during Executive's employment with the Company, Executive will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with Executive's duties and obligations to the Company or any of its Affiliates. Further, the Executive agrees that, during Executive's employment and thereafter, Executive will comply with the policies of the Company and directives of the Board with respect to conflicts of interest, code of conduct, publicity and disparagement of the Company, its business and its management, as in effect from time to time.

     (c) The Executive acknowledges the interest of the Company and its Affiliates in maintaining a stable work force and agrees that, during the Non-Competition Period, Executive will not (i) hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person or encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates or
          (ii) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish those services or its relationship with the Company or any of its Affiliates.

     (d) Further, freely and knowingly acknowledging and agreeing that the Company and its Affiliates have a near permanent relationship with their customers, the Executive agrees that, during the Non-Competition Period, Executive will not directly or indirectly solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them, or to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

10. NOTIFICATION REQUIREMENT. Until sixty (60) days after the conclusion of the Non-Competition Period, the Executive shall give notice to the Company of each new business activity Executive plans to undertake, at least twenty-one (21) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive's business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive's continued compliance with Executive's obligations under Sections 7, 8 and 9 hereof.

11. ENFORCEMENT OF COVENANTS. The Executive acknowledges that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Executive pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were Executive to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company and its Affiliates, in addition to any other remedies available to them, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12. CONFLICTING AGREEMENTS. The Executive hereby represents and warrants that the execution of this Agreement and the performance of Executive's obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of Executive's obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party's consent.

13. DEFINITIONS. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

     (a) "AFFILIATES" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority. contract or equity interest.

     (b) "CONFIDENTIAL INFORMATION" means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Confidential Information does not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by the Executive) or (ii) was available to the Executive on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not and was not bound by a confidentiality agreement regarding such material, the Company, its affiliates or its business. In addition, in the event that the Executive become legally compelled (by deposition, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, such Confidential Information, to the extent the Executive and the Company cannot, after using all commercially reasonable efforts, obtain a protective order or other appropriate remedy, shall not be deemed to be Confidential Information solely to the extent and for the limited purpose the Executive is advised by counsel that the Executive is legally required to disclose such Confidential Information and the Executive shall use Executive's best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

     (c) "PERSON" means an individual, a corporation, a limited liability company, an association; a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

     (d) "PRODUCTS" mean all products actively planned. researched. developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive's employment.

14. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. ASSIGNMENT. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates (provided such assignment shall not relieve the Company from its duties and obligations hereunder) or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and assigned by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. NOTICES. Any and all notices, requests. demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national overnight courier or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at Executive's last known home address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Vice President Human Resources, or to such other address as either party may specify by notice to the other actually received.

19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment, except as otherwise provided in Section 5(f) with respect to Change of Control Employment Agreements, and provided that this Agreement shall not supersede the Agreement for Deferred Compensation, dated December 20, 2005, between the Executive and the Company, pursuant to which the Company agreed to compensate the Executive for the increase in the exercise price of certain of the Executive's stock options.

20. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

21. HEADINGS. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. GOVERNING LAW. This is an Illinois contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Illinois, without regard to the conflict of laws principles thereof.

24. SURVIVORSHIP. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

25. CONSTRUCTION. The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

26. SET OFF; NO MITIGATION. The Company's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of monies owed by Executive to the Company or its Affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment.

27. INDEMNIFICATION; INSURANCE. The Company agrees that it shall indemnify Executive for any and all liabilities of Executive that arise by reason of the fact that Executive is or was a director, officer or employee of the Company and its Affiliates to the fullest extent permitted by the laws of the State of Illinois, and that it will provide director and officer liability insurance coverage on the same basis as provided to the other directors and officers of the Company during the term of this Agreement and for a period of ten (10) years thereafter. This provision shall survive any expiration or termination of this Agreement.

28. DISPUTE RESOLUTION. Subject to the rights of the Company pursuant to Section 11 above, any controversy, claim or dispute arising out of or relating to this Agreement, the breach thereof, or the Executive's employment by the Company shall be settled by arbitration with one arbitrator. The arbitrator shall be currently licensed to practice law in a state within the United States. The arbitration will be administered by the American Arbitration Association in accordance with its National Rules for Resolution of Employment Disputes. The arbitration proceeding shall be confidential, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall take place in the Chicago, Illinois area, or in any other mutually agreeable location. In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and state courts, as applicable, located in Illinois. Any request for interim injunctive relief or other provisional remedies or opposition thereto shall not be deemed to be a waiver or the right or obligation to arbitrate hereunder. To the extent a party prevails in any dispute arising out of this Agreement or any of its terms and provisions, all reasonable costs, fees and expenses relating to such dispute, including the parties' reasonable legal fees, shall be borne by the party not prevailing in the resolution of such dispute, but only to the extent that the arbitrator or court, as the case may be, deems reasonable and appropriate given the merits of the claims and defenses asserted.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, effective as of the date first above written.

EXECUTIVE:                              LITTELFUSE, INC.


/s/ Gordon Hunter                       By: /s/ Ryan K. Stafford
-------------------------------------       ------------------------------------
Gordon Hunter                           Name: Ryan K. Stafford
                                        Title: Vice President, Human Resources
                                               and General Counsel